                                                                 EXHIBIT (c)(1)
                                                                       to 14D-1

===============================================================================
                                                    DATED:  September 26, 1999




                              ACQUISITION AGREEMENT

                                  By and Among



                                 NETMANAGE, INC.

                                NETMANAGE BID CO.

                                       and

                                  SIMWARE INC.




                         Dated as of September 26, 1999








===============================================================================

                                TABLE OF CONTENTS


                                                                                               PAGE
ARTICLE I THE TENDER OFFER.......................................................................1

        1.1    The Offer.........................................................................1
        1.2    Company Action....................................................................3
        1.3    Directors.........................................................................5

ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE COMPANY.........................................5

        2.1    Organization of the Company.......................................................5
        2.2    Company Capital Structure.........................................................6
        2.3    Obligations With Respect to Capital Stock.........................................6
        2.4    Authority.........................................................................7
        2.5    Securities Filings; the Company Financial Statements..............................8
        2.6    Absence of Certain Changes or Events..............................................9
        2.7    Taxes.............................................................................9
        2.8    Title to Properties; Absence of Liens and Encumbrances...........................11
        2.9    Intellectual Property............................................................11
        2.10   Compliance; Permits; Restrictions................................................14
        2.11   Litigation.......................................................................14
        2.12   Brokers' and Finders' Fees.......................................................14
        2.13   Canadian Pension and Other Benefit Plans.........................................15
        2.14   U.S. Employee Benefit Plans......................................................17
        2.15   Employees; Labor Matters.........................................................17
        2.16   Environmental Matters............................................................17
        2.17   Agreements, Contracts and Commitments............................................19
        2.18   Change of Control Payments.......................................................20
        2.19   Board Approval...................................................................20
        2.20   Fairness Opinion.................................................................20
        2.21   Year 2000 Compliance.............................................................20
        2.22   Offer Documents..................................................................21

ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER..............................21

        3.1    Organization and Qualification...................................................21
        3.2    Corporate Power, Authorization and Enforceability................................21
        3.3    No Conflict; Required Filings and Consents.......................................21
        3.4    Offer Documents..................................................................22
        3.5    Available Funds..................................................................22
        3.6    Agreements Contracts and Commitments.............................................22

ARTICLE IV COVENANTS............................................................................23

        4.1    Conduct of Business by the Company...............................................23
        4.2    Access to Information; Confidentiality...........................................25
        4.3    No Solicitation; Break-up Fee....................................................25

                               TABLE OF CONTENTS
                                  (continued)

                                                                                               PAGE
                                                                                               ----
        4.4    Public Announcements.............................................................27
        4.5    Notification of Certain Matters..................................................27
        4.6    Actions by Company...............................................................28
        4.7    Officers' and Directors' Indemnification; Insurance..............................28
        4.8    Additional Agreements............................................................28
        4.9    Other Actions by the Company.....................................................29
        4.10   Company Options..................................................................29
        4.11   Stockholder Litigation...........................................................29

ARTICLE V TERMINATION, AMENDMENT AND WAIVER.....................................................30

        5.1    Termination......................................................................30
        5.2    Procedure and Effect of Termination..............................................31
        5.3    Fees and Expenses................................................................31
        5.4    Amendment........................................................................32
        5.5    Waiver...........................................................................32

ARTICLE VI MISCELLANEOUS........................................................................32

        6.1    Severability.....................................................................32
        6.2    Notices..........................................................................32
        6.3    Entire Agreement; No Third Party Beneficiaries; No Assignment....................34
        6.4    Interpretation; Knowledge........................................................34
        6.5    Counterparts.....................................................................35
        6.6    Other Remedies; Specific Performance.............................................35
        6.7    Governing Law....................................................................35
        6.8    Rules of Construction............................................................35
        6.9    WAIVER OF JURY TRIAL.............................................................36

ANNEX I               Conditions of the Offer

                              ACQUISITION AGREEMENT


        THIS ACQUISITION AGREEMENT (the "AGREEMENT") is made and entered into as of this 26th day of September, 1999, by and among NetManage, Inc., a Delaware corporation ("PARENT"), NetManage Bid Co., an unlimited liability company formed under the laws of Nova Scotia and an indirect wholly-owned subsidiary of Parent ("PURCHASER"), and Simware Inc., a corporation incorporated under the CBCA (the "COMPANY").

                                    RECITALS

        A. The Boards of Directors of Parent, Purchaser and the Company have each unanimously approved the terms and conditions of the acquisition of the Company by Purchaser (the "ACQUISITION") upon the terms and subject to the conditions set forth herein.

        B. Pursuant to the Acquisition, Purchaser will acquire each issued and outstanding Common Share of the Company at a price of U.S. $3.75 net per Share to the seller in cash and without interest thereon (the "OFFER PRICE"). In order to accomplish the Acquisition, Purchaser shall first commence a tender offer (the "OFFER") by Purchaser under (i) Section 14(d)(1) of the Securities and Exchange Act of 1934, as amended (the "EXCHANGE ACT"), and (ii) Canadian Securities Laws (as defined below), to purchase all outstanding Common Shares, without nominal or par value, of the Company (Common Shares are referred to herein as the "SHARES").

        C. The Board of Directors of the Company has unanimously resolved to recommend the acceptance of the Offer to the stockholders of the Company and determined that the consideration to be paid for each Share in the Offer is fair to the stockholders and that the Offer is in the best interests of the stockholders.

        NOW, THEREFORE, intending to be legally bound hereby, the parties agree as follows:

                                   ARTICLE I

                                THE TENDER OFFER

  1.1     THE OFFER.

          (a) Provided that this Agreement shall not have been terminated pursuant to Section 5.1 and none of the events set forth in clause (iii) of Annex I shall have occurred or be existing, Purchaser shall, and Parent shall cause Purchaser to, within five business days after the public announcement of the execution of this Agreement commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer at the Offer Price by mailing to holders of record of Shares a takeover bid offer and circular (the "OFFER AND CIRCULAR") with respect to the Offer which shall include a form of letter of transmittal (the "LETTER OF TRANSMITTAL").

          (b) The obligations of Purchaser to consummate the Offer and to accept for payment and pay for any of the Shares tendered shall be subject to the conditions set forth on

Annex I, including that a minimum of not less than sixty-six and two-thirds percent (66 2/3%) of the Shares outstanding on a fully diluted basis (including for purposes of such calculation all Shares issuable upon exercise of all vested and unvested stock options, and conversion of convertible securities or other rights to purchase or acquire Shares) being validly tendered and not withdrawn prior to the expiration of the Offer (the "MINIMUM CONDITION"). The per Share amount shall be net to the seller in cash, upon the terms and subject to the conditions of the Offer and subject to reduction for any applicable federal back-up or other applicable withholding or stock transfer taxes. The Offer shall remain open until 12:00 Midnight, New York City time, on October 29, 1999 (twenty (20) business days following the commencement of the Offer). As used in this Agreement, the "EXPIRATION DATE" means 12:00 Midnight, New York City time, on October 29, 1999, unless Purchaser extends the Offer as permitted by this Agreement, in which case the "Expiration Date" means the latest time and date to which the Offer is extended.

        (c) Purchaser expressly reserves the right in its sole discretion to waive any conditions to the Offer, to increase the price per Share payable in the Offer, to extend the duration of the Offer, or to make any other changes in the terms and conditions of the Offer; provided, however, that no such change may be made which decreases the price per Share payable in the Offer, reduces the maximum number of Shares to be purchased in the Offer, imposes conditions to the Offer in addition to those set forth in Annex I or amends any other material terms of the Offer in a manner materially adverse to the Company's stockholders, and provided, further, that the Offer may not, without the Company's prior written consent, be extended beyond November 19, 1999.

        (d) The Offer shall be made by means of the Offer and Circular, which shall contain the terms set forth in this Agreement and the conditions set forth in Annex I. Concurrently with the commencement of the Offer, Parent and Purchaser shall file (i) with the Ontario Securities Commission and other provincial and territorial securities commissions or similar authorities in Canada (the "CANADIAN SECURITIES REGULATORS"), the Offer and Circular and Letter of Transmittal, and (ii) with the Securities and Exchange Commission (the "SEC") a tender offer statement on Schedule 14D-1 reflecting the Offer (together with all exhibits, amendments and supplements thereto, the "SCHEDULE 14D-1"). The Company and its counsel shall be given an opportunity to review and shall be reasonably satisfied with the Offer and Circular and the Schedule 14D-1 in the form in which such document is originally filed with the applicable Canadian Securities Regulators and the SEC, respectively, and all amendments and supplements thereto, prior to the time at which such documents and all documents related thereto are filed with the applicable Canadian Securities Regulators and the SEC. Parent and Purchaser agree to provide the Company and its counsel with any comments which Parent, Purchaser or their counsel may receive from the Canadian Securities Regulators, the SEC or the staff of the SEC with respect to such documents promptly after receipt thereof. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will purchase by accepting for payment and will pay for Shares validly tendered and not properly withdrawn, as promptly as practicable after the expiration of the Offer, and in any event within ten days after expiration of the Offer, provided that Purchaser may extend the Offer for any period of time thereafter in accordance with (c) above. The Schedule 14D-1 will contain or will incorporate by reference the Offer and Circular (or portions thereof) and forms of the related Letter of Transmittal and summary advertisements (which Schedule 14D-1, Offer and Circular, Letter of Transmittal and other documents, together with any supplements or amendments thereto, are referred to herein collectively as the "OFFER DOCUMENTS"). Parent, Purchaser and the Company agree promptly to correct any information provided by any of them for use in the Offer Documents that shall have become false or misleading, and Parent and Purchaser further agree to take all steps necessary to cause the Offer and Circular and Schedule 14D-1 as so corrected to be filed with the SEC and the Canadian Securities Regulators, as the case may be, and the other Offer Documents as so corrected to be disseminated to the Company's stockholders, in each case as and to the extent required by (i) all applicable securities laws in each of the provinces and territories of Canada, the respective regulations and rules under such laws and the applicable published policy statements of the Canadian Regulatory Authorities in such provinces (collectively, the "CANADIAN SECURITIES LAWS") and (ii) applicable U.S. federal securities laws. The Offer Documents will, on the date filed, comply in all material respects with all provisions of applicable U.S. federal securities laws and Canadian Securities Laws.

        (e) Purchaser agrees that, after the Shares are taken up and paid for under the Offer, it will utilize the compulsory acquisition provisions of the CBCA if permitted to do so under the CBCA. If the statutory right of acquisition described above is not available, then Purchaser will seek to cause a special meeting of stockholders of the Company to be called to consider a statutory arrangement, amalgamation, merger, reorganization, consolidation, recapitalization or other combination (a "SUBSEQUENT ACQUISITION TRANSACTION") of the Company with the Purchaser or an affiliate of the Purchaser, if possible to do so under, and subject to compliance with, all applicable laws, including Canadian Securities Laws and U.S. federal securities laws. Any such Subsequent Acquisition Transaction will be conducted in accordance with the "Going Private Transaction" provisions of Ontario Securities Commission Policy Statement No.
9.1 ("POLICY 9.1") and Quebec Securities Commission Policy Statement No. Q-27 ("POLICY Q-27"). Purchaser intends that the consideration offered under any Subsequent Acquisition Transaction proposed by it would be identical to the consideration offered under the Offer. Nothing herein shall be construed to prevent the Purchaser from acquiring, directly or indirectly, additional shares in the open market, in privately negotiated transactions, in another takeover bid, tender or exchange offer, in settlement or appraisal proceedings or otherwise in accordance with applicable laws, fully in consummation of the Offer.

     1.2 COMPANY ACTION.

        (a) The Company hereby approves of and consents to the Offer and represents and warrants that (i) its Board of Directors has unanimously (A) determined that this Agreement and the transactions contemplated hereby, including each of the Offer and the Acquisition, are fair to and in the best interests of the Company's stockholders, (B) approved and adopted this Agreement and the transactions contemplated hereby and (C) resolved to recommend that the stockholders of the Company accept the Offer and tender their Shares to Purchaser in accordance with the Letter of Transmittal (provided, however, that subject to the provisions of Section 4.3 such recommendation may be withdrawn, modified or amended in connection with a Superior Proposal (as defined in Section 4.3)) and (ii) Alliant Partners ("BANKER") has rendered to the Board of Directors of the Company its written opinion (which opinion is permitted to be included in writing in the Directors' Circular and the Schedule 14D-9 (as defined in Section 1.2(b)), to the effect that the consideration to be received by the stockholders pursuant to each of the Offer and the Acquisition is fair to the stockholders from a financial point of view. The Company hereby consents to the inclusion in the Offer Documents of the recommendation of the Company's Board of Directors described in the first sentence of this Section 1.2(a), and has obtained the consent of Banker to the inclusion in the Schedule 14D-9 of a copy of the written opinion referred to in clause (ii) above.

        (b) Concurrently with the mailing of the Offer Documents, the Company
(i) shall mail to stockholders of record and to each of the directors of the Company and shall file with the applicable Canadian Regulatory Authorities a Directors' Circular (together with all documents, supplements, and exhibits) including the opinion of Banker referred to in paragraph 1.2(a), and (ii) file with the SEC, concurrently with the filing by Parent and Purchaser of the
Schedule 14D-1, a Solicitation/Recommendation Statement on Schedule 14D-9 under the Exchange Act relating to the Offer (together with all exhibits, amendments and supplements thereto as well as the Information Statement required pursuant to Section 14(f) under the Exchange Act, collectively the "SCHEDULE 14D-9"), which shall contain, included as an exhibit, the Directors' Circular, and shall disseminate the Schedule 14D-9 as required by Rule 14d-9 promulgated under the Exchange Act. The Directors' Circular and the Schedule 14D-9, as the case may be, and each amendment thereto, will, on the date filed, comply in all material respects with the provisions of Canadian Securities Laws and applicable U.S. federal securities laws, as the case may be. The Company, Parent and Purchaser agree promptly to correct any information provided by any of them for use in the Directors' Circular and Schedule 14D-9 that shall have become false or misleading, and the Company further agrees to take all steps necessary to cause the Directors' Circular and Schedule 14D-9 as so corrected to be filed with the SEC and the applicable Canadian Securities Regulators, as the case may be, and the Schedule 14D-9 and Directors' Circular as so corrected to be disseminated to the stockholders, in each case as and to the extent required by applicable Canadian Securities Laws and U.S. federal securities laws. The Company will comply with the laws of the Province of Quebec relating to the use of French language in connection with the Directors' Circular to be delivered to the stockholders. Parent and its counsel shall be given the opportunity to review and shall be reasonably satisfied with the Directors' Circular and the Schedule 14D-9 in the form in which such document is originally filed with the Canadian Securities Regulators and the SEC, respectively, and all amendments and supplements thereto, prior to the time at which such documents and all documents related thereto are filed with the Canadian Regulatory Authorities and the SEC. The Company shall provide Purchaser and its counsel with any comments the Company or its counsel may receive from the SEC with respect to the Schedule 14D-9 promptly after receipt of such comments.

        (c) The Company agrees to use its reasonable commercial efforts to cause the senior officers and directors of the Company to support the Offer. The Company has been advised by all of its directors and executive officers, and by Banker and its affiliates that, as of the date of this Agreement, each intends to tender all outstanding Shares beneficially owned by such person to Purchaser pursuant to the Offer unless to do so would subject such person to liability under Section 16(b) of the Exchange Act.

        (d) The Company shall promptly furnish Purchaser with mailing labels containing the names and addresses of all record holders of Shares and security position listings of Shares held in stock depositories, each of a recent date, and shall promptly furnish Purchaser with such additional information, including updated lists of stockholders, mailing labels and security position listings, and such other assistance as Parent, Purchaser or their agents may reasonably request in connection with communicating the Offer and any amendments or supplements thereto to the

Company's stockholders. Subject to the requirements of applicable laws and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Acquisition, Parent and Purchaser shall hold in confidence the information contained in any of such labels and lists.


        1.3 DIRECTORS. Promptly upon the acquisition by Purchaser pursuant to the Offer of such number of Shares which satisfies the Minimum Condition and from time to time thereafter, Parent shall be entitled to designate such number of directors of the Company's Board of Directors and any committee thereof, as is proportionate to the percentage of outstanding Shares owned by Purchaser and its affiliates, subject to compliance with applicable law. The Company shall, upon request by Parent, subject to applicable law, promptly exercise its reasonable commercial efforts to increase the size of the Board of Directors to the extent permitted by its Certificate of Incorporation and/or secure the resignations of such number of directors as is necessary to enable Parent's designees to be elected to the Board of Directors and shall exercise its reasonable commercial efforts to enable Parent's designees to be so elected. The Company shall take, at its expense, all action necessary to effect any such election, including, if applicable, mailing to its stockholders the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in form and substance reasonably satisfactory to Parent and its counsel. Following the election or appointment of Parent's designees pursuant to this Section 1.3, any amendment or termination of this Agreement, extension for the performance or waiver of the obligations or other acts of Parent or Purchaser or waiver of the Company's rights hereunder, shall require the concurrence of a majority of the Company's directors (or the concurrence of the director, if there is only one remaining) then in office who are directors on the date hereof, or are directors (other than directors designated by Parent in accordance with this Section 1.3) designated by such persons to fill any vacancy (the "CONTINUING DIRECTORS").

                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company (which for purposes of this Article II shall include the Company and each of its subsidiaries unless the context otherwise requires) represents and warrants to Parent and Purchaser, subject to the exceptions specifically disclosed in writing in the disclosure letter supplied by the Company to Parent and Purchaser dated as of the date hereof and certified by a duly authorized officer of the Company (the "Company Schedules"), as follows:

2.1     ORGANIZATION OF THE COMPANY.

        (i) The Company and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; has the corporate power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted and as proposed to be conducted; and is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified would not have a Material Adverse Effect (as defined below) on the Company.

               (ii) The Company has delivered to Parent a true and complete list of all of the Company's subsidiaries, indicating the jurisdiction of incorporation of each subsidiary, the jurisdictions in which such subsidiary is qualified or licensed, and the Company's and any other person's equity interest therein. All shares of subsidiaries owned of record by persons other than the Company are owned beneficially (or the substantive equivalent) by the Company.

               (iii) The Company has delivered or made available to Parent a true and correct copy of the Certificate of Incorporation and Bylaws of the Company and similar governing instruments of each of its subsidiaries, each as amended to date, and each such instrument is in full force and effect. Neither the Company nor any of its subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent governing instruments.

               (iv) When used in connection with the Company, the term "MATERIAL ADVERSE EFFECT" means, for purposes of this Agreement, any change, event or effect that is materially adverse to the business, assets (including intangible assets), financial condition or results of operations of Company and its subsidiaries taken as a whole. Except where the context otherwise requires, as used in this Article II, the "Company" includes the Company's subsidiaries.

        2.2 COMPANY CAPITAL STRUCTURE. The authorized capital stock of the Company consists of an unlimited number of Common Shares, without nominal or par value, of which there were 6,962,747 shares issued and outstanding as of August 31, 1999 and an unlimited number of Preferred Shares without nominal or par value, issuable in series, of which no shares are issued or outstanding. All outstanding Common Shares are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of the Company or any agreement or document to which the Company is a party or by which it is bound. As of September 1, 1999, the Company had reserved an aggregate of 1,857,337 Common Shares, net of exercises, for issuance to employees, consultants and non-employee directors pursuant to the Company's Employee Stock Option Plan ("the Option Plan") as well as options issued outside the Option Plan and 29,288 Common Shares for issuance pursuant to the Company's Employee Share Purchase Plan. As of September 1, 1999, there were options outstanding to purchase an aggregate of 1,450,839 Common Shares, issued to employees, consultants and non-employee directors pursuant to the Option Plan and otherwise. All of the Company Common Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable. The Company has delivered to Parent a complete and accurate list of each person who held restricted stock or options, the name of the holder of such shares or option, the exercise price of such option, the number of shares which will have vested at such date, the vesting schedule for such shares or option, and has identified on such list whether the lapsing of the Company's repurchase rights or exercisability of such option will be accelerated in any way by the transactions contemplated by this Agreement, and has indicated the extent of acceleration, if any.

        2.3 OBLIGATIONS WITH RESPECT TO CAPITAL STOCK. Except as set forth in
Section 2.2, there are no equity securities, partnership interests or similar ownership interests of any class of the Company, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except for securities the Company owns, directly or indirectly through one or more subsidiaries, there are no equity securities, partnership interests or similar ownership interests of any class of any subsidiary of the Company, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except as set forth in Section 2.2, there are no options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which the Company or any of its subsidiaries is a party or by which it is bound obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition, of any shares of capital stock, partnership interests or similar ownership interests of the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement. There are no registration rights and, to the knowledge of the Company, as of the date of this Agreement, there are no voting trusts, proxies or other agreements or understandings with respect to any equity security of any class of the Company or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its subsidiaries.

        2.4 AUTHORITY.

               (i) The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and, if applicable, Purchaser, constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of the Company or the equivalent organizational documents of any of its subsidiaries, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which its or any of their respective properties is bound or affected, or
(iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Company's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company or any of its subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other material instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties are bound or affected. The Company Schedules list all material consents, waivers and approvals under any of the Company's or any of its subsidiaries' agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

               (ii) No consent, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other governmental authority or instrumentality, foreign or domestic ("GOVERNMENTAL ENTITY"), is required by or with respect to the Company in connection with the execution and delivery of this Agreement, except for such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable Canadian Securities Laws and U.S. federal and state securities laws and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), the Competition Act (Canada) (the "COMPETITION ACT"), the Investment Canada Act and the securities or antitrust laws of any foreign country, and
(iii) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to the Company, Parent or Purchaser or have a material adverse effect on the ability of the parties to consummate the Offer.


            2.5 SECURITIES FILINGS; THE COMPANY FINANCIAL STATEMENTS.

               (i) The Company has filed in a timely manner all forms, reports and documents required to be filed with the applicable Canadian Securities Regulators and the SEC since its initial public offering and has made available to Parent such forms, reports and documents in the form filed with the Canadian Securities Regulators and the SEC. All such required forms, reports and documents (including those that the Company may file subsequent to the date hereof) are referred to herein as the "COMPANY REPORTS." As of their respective dates, the Company Reports (i) were prepared in accordance with the requirements of Canadian Securities Laws, the Securities Act of 1933, as amended (the "SECURITIES ACT"), or the Exchange Act, as the case may be, and the rules and regulations thereunder applicable to such the Company Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Company's subsidiaries is required to file any forms, reports or other documents with the Canadian Securities Regulators or the SEC.

               (ii) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company Reports (the "COMPANY FINANCIALS"), including any Company Reports filed after the date hereof until the Closing, (x) complied as to form in all material respects with the published rules and regulations of Canadian Securities Laws and the SEC with respect thereto, (y) was prepared in accordance with Canadian generally accepted accounting principles ("GAAP") and has been reconciled with the rules and regulations of the SEC, in each case, applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by Canadian Securities Laws or rules promulgated by the Securities and Exchange Commission under the Exchange Act) and (z) fairly presented the consolidated financial position of the Company and its subsidiaries as at the respective dates thereof and the consolidated results of the Company's operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments. The balance sheet of the Company contained in the Company Reports as of April 30, 1999 is hereinafter referred to as the "COMPANY BALANCE SHEET." Except as disclosed in the Company Financials, since the date of the Company Balance Sheet neither the Company nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of the Company and its subsidiaries taken as a whole, except liabilities (i) provided for in the Company Balance Sheet, or (ii) incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practices and immaterial in the aggregate.

               (iii) The Company has heretofore furnished to Parent a complete and correct copy of any amendments or modifications to the Company Reports, which have not yet been filed with the Canadian Securities Regulators and the SEC, as the case may be, but which are required to be filed, to agreements, documents or other instruments which previously had been filed by the Company with the Canadian Securities Regulators pursuant to Canadian Securities Laws and the SEC pursuant to the Securities Act or the Exchange Act.

               (iv) The Company has previously provided Parent with a complete and correct copy of any amendments or modifications, which have not yet been filed with the Canadian Securities Regulators or the SEC to agreements, documents or other instruments which previously were filed by the Company or any of its subsidiaries with the Canadian Securities Regulators or the SEC pursuant to Canadian Securities Laws or the Securities Act or the Exchange Act.

               (v) The Company has previously furnished to Parent, copies of all reports, assessments or valuations which could be considered to be "prior valuations" for the purpose of Policy 9.1 or Policy Q-27.

        2.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since the date of the Company Balance Sheet, except as reflected in the Company Reports, there has not been:
(i) any event having a Material Adverse Effect on the Company, (ii) any material change by the Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, or (iii) any material revaluation by the Company of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course of business.

        2.7 TAXES.

               (i) Definition of Taxes. For the purposes of this Agreement, "TAX" or "TAXES" refers to any and all Canadian federal, provincial, municipal and local taxes and all U.S. federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, health, health insurance, disability, education, land transfer, social services, social security, Canada, Quebec and other government pension plan premiums, and other tax or governmental fee of any kind whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

               (ii) Tax Returns and Audits.

               (A) The Company and each of its subsidiaries have timely filed all federal, provincial, state, local and foreign returns, estimates, information statements and reports ("RETURNS") relating to Taxes required to be filed by the Company and each of its subsidiaries, except such Returns which are not material to the Company, and have timely paid all Taxes shown to be due on such Returns.

               (B) Except as is not material to the Company, the Company and each of its subsidiaries as of the Effective Time will have withheld with respect to its employees all Canadian federal and provincial income taxes, all federal and state income taxes, the Federal Insurance Contribution Act ("FICA"), the Federal Unemployment Tax Act ("FUTA") and other Taxes required to be withheld in the United States and Canada.

               (C) Except as is not material to the Company, neither the Company nor any of its subsidiaries has been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, proposed or assessed against the Company or any of its subsidiaries, nor has the Company or any of its subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

               (D) Except as is not material to the Company, no audit or other examination of any Return of the Company or any of its subsidiaries is presently in progress, nor has the Company or any of its subsidiaries been notified of any request for such an audit or other examination.

               (E) Except as is not material to the Company, no adjustment relating to any Returns filed by the Company or any of its subsidiaries has been proposed formally or informally by any Tax authority to the Company or any of its subsidiaries or any representative thereof.

               (F) Except as is not material to the Company, neither the Company nor any of its subsidiaries has any liability for unpaid Taxes which has not been accrued for or reserved on the Company Balance Sheet, whether asserted or unasserted, contingent or otherwise.

               (G) There is no contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Company or any of its subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the U.S. Tax Code.

               (H) Neither the Company nor any of its subsidiaries has filed any consent agreement under Section 341(f) of the U.S. Tax Code or agreed to have
Section 341(f)(2) of the U.S. Tax Code apply to any disposition of a subsection
(f) asset (as defined in Section 341(f)(4) of the U.S. Tax Code) owned by the Company.

               (I) Neither the Company nor any of its subsidiaries is party to or has any obligation under any tax-sharing or allocation agreement or arrangement.

               (J) The Canadian federal and provincial income and capital tax liabilities of the Company and its subsidiaries have been assessed by the relevant taxing authorities and notices of assessment have been issued to each such entity by the relevant taxing authorities for all taxation years up to and including the taxation year specified on Schedule 2.7.

               (K) For purposes of the Income Tax Act (Canada) or any applicable provincial or municipal taxing statute, no persons or group of persons has ever acquired or had the right to acquire control of the Company or any of its subsidiaries.

               (L) Neither the Company nor any of its subsidiaries (except Simware Corp.) are "engaged in a trade or business within the United States" or have a "permanent establishment" in the United States.

               2.8 TITLE TO PROPERTIES; ABSENCE OF LIENS AND ENCUMBRANCES.

               (i)The Company Schedules list the real property owned by the Company. The Company Schedules list all real property leases to which the Company is a party and each amendment thereto. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) that would give rise to a claim in an amount greater than $100,000.

               (ii) The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its material tangible properties and material assets, real, personal and mixed, used or held for use in its business, free and clear of any liens, pledges, charges, claims, security interests or other encumbrances of any sort ("LIENS"), except as reflected in the Company Financials or in the Company Schedules and except for liens for taxes not yet due and payable and such imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

               2.9 INTELLECTUAL PROPERTY.

        For the purposes of this Agreement, the following terms have the following definitions:

               "INTELLECTUAL PROPERTY" shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all Canadian, United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing;
               (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (vi) all databases and data collections and all rights therein throughout the world; and (vii) any similar or equivalent rights to any of the foregoing anywhere in the world.

               "COMPANY INTELLECTUAL PROPERTY" shall mean any Intellectual Property that is owned by, or exclusively licensed to, the Company.

               "REGISTERED INTELLECTUAL PROPERTY" means all Canadian, United States, international and foreign: (i) patents and patent applications (including provisional applications); (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; and (iv) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any state, government or other public legal authority.

               (i) Schedule 2.9 lists all of the Registered Intellectual Property owned by, or filed in the name of, the Company (the "COMPANY REGISTERED INTELLECTUAL PROPERTY").

               (ii) Schedule 2.9 lists all proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office ("PTO") or equivalent authority anywhere in the world) related to any Company Intellectual Property.

               (iii) No Company Intellectual Property or product or service of the Company is subject to any proceeding or outstanding decree, order, judgment, agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by the Company, or which may affect the validity, use or enforceability of such Company Intellectual Property.

               (iv) Each item of Company Registered Intellectual Property is valid and subsisting, all necessary registration, maintenance and renewal fees in connection with such Registered Intellectual Property have been made and all necessary documents and certificates in connection with such Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in Canada and the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property.

               (v) Except as set forth in Schedule 2.9: (i) the Company owns and has good and exclusive title to each item of Company Intellectual Property, including all Company Registered Intellectual Property listed on Schedule 2.9, free and clear of any lien or encumbrance; and (ii) the Company is the exclusive owner of all trademarks and trade names used in connection with the operation or conduct of the business of the Company, including the sale of any products or the provision of any services by the Company.

               (vi) The Company owns exclusively, and has good title to, all copyrighted works that are Company products or which the Company otherwise purports to own.

               (vii) To the extent that any work, invention, or material has been developed or created by a third party for the Company, the Company has a written agreement with such third party with respect thereto and the Company thereby has obtained ownership of, and is the exclusive owner of, all Intellectual Property in such work, material or invention by operation of law or by valid assignment.

               (viii) Except as set forth in Schedule 2.9, the Company has not transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property that is or was Company Intellectual Property, to any third party.

               (ix) Schedule 2.9 lists all material contracts, licenses and agreements to which the Company is a party (i) with respect to Company Intellectual Property licensed or transferred to any third party; or (ii) pursuant to which a third party has licensed or transferred any Intellectual Property to the Company, with a potential value or cost in excess of $10,000.
Schedule 2.9 lists any agreements pursuant to which the Company has licensed any Company Intellectual Property or products to any third party that differs in any material respect from its standard form.

               (x) The contracts, licenses and agreements listed on Schedule 2.9 are in full force and effect. The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination, or suspension of such contracts, licenses and agreements. The Company is in compliance in all material respects with, and has not breached any term any of such contracts, licenses and agreements and, to the knowledge of the Company, all other parties to such contracts, licenses and agreements are in compliance in all material respects with, and have not breached any term of, such contracts, licenses and agreements. Following the completion of the Acquisition, Purchaser will be permitted to exercise all of the Company's rights under the contracts, licenses and agreements listed on
Schedule 2.9 to the same extent the Company would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay.

               (xi) Schedule 2.9 lists all contracts, licenses and agreements between the Company and any third party wherein or whereby the Company has agreed to, or assumed, any obligation or duty to warrant, indemnify, hold harmless or otherwise assume or incur any obligation or liability with respect to the infringement or misappropriation by the Company or such third party of the Intellectual Property of any third party.

               (xii) The operation of the business of the Company as such business currently is conducted, or is reasonably is contemplated to be conducted, including the Company's design, development, manufacture, marketing and sale of the products or services of the Company (including with respect to products currently under development) has not, does not and will not infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction.

               (xiii) The Company has not received notice from any third party that the operation of the business of the Company or any act, product or service of the Company, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction. There have been, and are, no claims asserted against any customer of the Company which allege that the customer's use or distribution of the Company's products violates any Intellectual Property of any third party.


               (xiv) The Company has taken all steps that are reasonably required to protect the Company's rights in the Company's confidential information and trade secrets or any trade secrets or confidential information of third parties provided to the Company, and, without limiting the foregoing, the Company has and enforces a policy requiring each employee and contractor to execute a proprietary information / confidentiality agreement substantially in the Company's standard form and all current and former employees and contractors of the Company have executed such an agreement.

           2.10 COMPLIANCE; PERMITS; RESTRICTIONS.

               (i) Neither the Company nor any of its subsidiaries is, in any material respect, in conflict with, or in default or violation of (i) any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which the Company or any of its subsidiaries or any of their respective properties is bound or affected, or (ii) any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other material instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties is bound or affected. To the knowledge of the Company, no investigation or review by any Governmental Entity is pending or threatened against the Company or any of its subsidiaries, nor has any Governmental Entity indicated an intention to conduct the same. There is no material agreement, judgment, injunction, order or decree binding upon the Company or any of its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company or any of its subsidiaries, any acquisition of material property by the Company or any of its subsidiaries or the conduct of business by the Company as currently conducted.

               (ii) The Company and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals from governmental authorities that are material to the operation of the business of the Company (collectively, the "COMPANY PERMITS"). The Company and its subsidiaries are in compliance in all material respects with the terms of the Company Permits.

               2.11 LITIGATION. There is no action, suit, proceeding, claim, arbitration or investigation pending, or as to which the Company or any of its subsidiaries has received any notice of assertion nor, to the Company's knowledge, is there a threatened action, suit, proceeding, claim, arbitration or investigation against the Company or any of its subsidiaries which reasonably would be likely to be material to the Company. To the knowledge of the Company, no Governmental Entity has at any time challenged or questioned in writing the legal right of the Company to manufacture, offer or sell any of its products in the present manner or style thereof.

               2.12 BROKERS' AND FINDERS' FEES. Except for fees payable to Banker pursuant to an engagement letter dated August 4, 1998, a copy of which has been provided to Parent, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

 2.13 CANADIAN PENSION AND OTHER BENEFIT PLANS

               (i) The Company has accurately disclosed to Parent and Purchaser the existence of all Pension/Benefit Plans (as defined below).

               (ii) Current and complete copies of all written Pension/Benefit Plans, where oral, written summaries of the material terms thereof, have been provided or made available to the Parent and the Purchaser together with current and complete copies of all documents relating to the Pension/Benefit Plans, including as applicable: (i) all documents establishing, creating or amending any Pension/Benefit Plan; (ii) all trust agreements, funding agreements, insurance contracts, investment management agreements and investment policies;
(iii) all financial statements and accounting statements and reports, and investment reports for each of the last three years and the three most recent actuarial reports; (iv) all reports, returns, filings and material correspondence with any regulatory authority in the last three years; (v) all booklets, summaries or manuals prepared for or circulated to, and written communications of a general nature prepared for or distributed to, employees concerning any Pension/Benefit Plan; and (vi) all legal opinions, consulting reports and correspondence with respect to the administration or funding of any Pension/Benefit Plan, or the investment of funds included thereunder.

               (iii) Each Pension/Benefit Plan is, and has been, established, registered, qualified, administered and invested, in compliance in all material respects with (i) the terms thereof and (ii) all applicable laws; and the Company and its subsidiaries have not received, in the last three years, any notice from any person questioning or challenging such compliance (other than in respect of any claim related solely to that person).

               (iv) All material obligations under the Pension/Benefit Plans (whether pursuant to the terms thereof or applicable law) have been satisfied, and there are no outstanding material defaults or violations thereunder by the Company or any of its subsidiaries, nor does the Company have any knowledge of any material default or violation by any other party to any Pension/Benefit Plan.

               (v) Except as required by applicable law, there have been no amendments, modifications or restatements of any Pension/Benefit Plans made, or any improvements in benefits promised, under the Pension/Benefit Plans since January 1, 1999, and none of the Pension/Benefit Plans provide for benefit increases or the acceleration of funding obligations that are contingent upon or will be triggered by the entering into of this Agreement or the completion of the transactions contemplated hereby.

               (vi) All payments, contributions or premiums required to be paid to or in respect of each Pension/Benefit Plan have been paid in a timely fashion in accordance with the terms thereof and all applicable laws, and no Taxes (as defined in Section 2.7), penalties or fees are owing or exigible under any Pension/Benefit Plan.

               (vii) There is no proceeding, action, suit or claim (other than routine claims for the payment of benefits) pending or, to the knowledge of the Company, threatened involving any Pension/Benefit Plan or its assets.

               (viii) No event has occurred respecting any Pension/Benefit Plan which would entitle any person (without the consent of the Company) to windup or terminate any Pension/Benefit Plan, in whole or in part, or which could reasonably be expected to adversely effect the tax status thereof.

               (ix) There are no going concern unfunded actuarial liabilities, past service unfunded liabilities or solvency deficiencies respecting any of the Pension/Benefit Plans.

               (x) No changes have occurred in respect of any Pension/Benefit Plan since the date of the most recent financial, accounting, actuarial or other report, as applicable, issued in connection with any Pension/Benefit Plan and delivered to Parent and Purchaser pursuant to Section 3.13(ii), which could reasonably be expected to render any of the information contained in the relevant report misleading in any material respect.

               (xi) Neither the Company nor any of its subsidiaries has received or applied for any payment of surplus out of any Pension/Benefit Plan.

               (xii) Neither the Company nor any of its subsidiaries has taken any contribution holidays under any Pension/Benefit Plan.

               (xiii) There have been no withdrawals or transfers of assets from any Pension/Benefit Plan other than in accordance with the terms of such Pension/Benefit Plans and applicable laws.

               (xiv) All employee data necessary to administer each Pension/Benefit Plan is in the possession of the Company and is in all material respects complete, correct and in a form which is sufficient for the proper administration of the Pension/Benefit Plans in accordance with the terms of such Pension/Benefit Plans and applicable laws, and none of the Pension/Benefit Plans, other than the pension plans and any group registered retirement savings plan or supplemental pension or retirement plan, provide benefits to retired employees or to the beneficiaries or dependents of retired employees.

               (xv) None of the Pension/Benefit Plans require or permit a retroactive increase in premiums or payments, and the level of insurance reserves, if any, under any insured Pension/Benefit Plan is reasonable and sufficient to provide for all incurred but unreported claims.

        For purposes of this Agreement, the term "PENSION/BENEFIT PLANS" shall mean (i) all plans, arrangements, agreements, programs, policies or practices, whether oral or written, formal or informal, funded or unfunded, regulated or unregulated, to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or under which the Company or any of its subsidiaries has any liability or contingent liability, relating to: (a) retirement savings or pensions, including any defined benefit pension plan, defined contribution pension plan, group registered retirement savings plan, deferred profit sharing plan, or supplemental pension or retirement plan; or (b) bonuses, profit sharing, deferred compensation, incentive compensation, hospitalization, health, medical or dental treatment or expenses, disability, supplementary unemployment insurance benefits, employee loans, vacation pay, severance or termination pay or other benefit plan with respect to any of its employees or former employees, individuals working on contract with it or other individuals providing services to it of a kind normally provided by employees, or those eligible dependents of any such persons (including all amendments to any of the foregoing); and (ii) all statutory plans which the Company or any of its subsidiaries is required to comply with, including the Canada or Quebec Pension Plans and plans administered pursuant to applicable provincial health tax, workers' compensation and unemployment insurance legislation (including all amendments to any of the foregoing); provided, however, that Pension/Benefit Plans shall not include any U.S. Employee Benefit Plans (as that term is used in Section 2.14).

        2.14 U.S. EMPLOYEE BENEFIT PLANS. The Company has no employees in the United States and no employee benefit plan governed by United States law.

        2.15 EMPLOYEES; LABOR MATTERS. To the Company's knowledge, no employee of the Company (i) is in violation of any term of any employment contract, patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company because of the nature of the business conducted or presently proposed to be conducted by the Company or to the use of trade secrets or proprietary information of others and (ii) has given notice to the Company, nor is the Company otherwise aware, that any employee intends to terminate his or her employment with the Company except for terminations of a nature and number that are consistent with the Company's prior experience. To the Company's knowledge, there are no activities or proceedings of any labor union to organize any employees of the Company or any of its subsidiaries and there are no strikes, or material slowdowns, work stoppages or lockouts, or threats thereof by or with respect to any employees of the Company or any of its subsidiaries. The Company and its subsidiaries are and have been in compliance in all material respects with all applicable laws regarding employment practices, terms and conditions of employment, and wages and hours.

        2.16 ENVIRONMENTAL MATTERS.

               (i) Except as set forth in Schedule 2.16 and except to the extent that the inaccuracy of any of the following (or the circumstances giving rise to such inaccuracy), individually or in the aggregate, could not reasonably be expected to be materially adverse to the Company and its subsidiaries on a consolidated basis:

                   (a) (A) the Company and its subsidiaries are, and during the past five years have been, in compliance with all applicable Environmental Laws (as defined below); and (B) the Company has no reason to believe that any of them will not, or will incur material expense to, timely attain or maintain compliance with any Environmental Laws applicable to any of their current operations or properties or to any of their planned operations;

                   (b) (A) the Company and its subsidiaries hold all Environmental Permits (as defined below) (each of which is in full force and effect) required for any of their current operations and for any property owned, leased, or otherwise operated by any of them, and are, and its subsidiaries have been, in compliance will all such Environmental Permits; and (B) the Company has no reason to believe that: any Environmental Permits held by the Company and its Subsidiaries will not be, or will entail material expense to be, timely renewed or complied with; any additional Environmental Permits required of any of them for current operations or for any property owned, leased, or otherwise operated by any of them, or for any of their planned operations, will not be, or will entail material expense to be, timely granted or complied with; or any transfer or renewal of, or reapplication for, any Environmental Permit required as a result of the transactions contemplated by this Agreement will not be, or will entail material expense to be, timely effected;

                      (c) no review by, or approval of, any governmental authority or other person is required under any Environmental Law in connection with the execution or delivery of this Agreement;

                      (d) neither the Company nor any of its subsidiaries has received any Environmental Claim (as defined below) against any of them, and the Company has no knowledge of any such Environmental Claim being threatened;

                      (e) (A) Hazardous Materials are not present on any property owned, leased, or operated by the Company or any of its subsidiaries, that could reasonably likely form the basis of any Environmental Claim against any of them; and (B) the Company has no reason to believe that Hazardous Materials are present on any other property that could be reasonably likely to form the basis of any Environmental Claim against any of them;

                      (f) the Company has no knowledge of any material Environmental Claim pending or threatened, or of the presence or suspected presence of any Hazardous Materials that could be reasonably likely to form the basis of any Environmental Claim, in any case against any person or entity (including, without limitation, any predecessor of the Company or any of its subsidiaries) whose liability the Company or any of its subsidiaries has or may have retained or assumed either contractually or by operation of law, or against any real or personal property which the Company or any of its subsidiaries formerly owned, leased, or operated, in whole or in part.

               (ii) To the knowledge of the Company, the Company and its subsidiaries have disclosed to Parent and Purchaser all material facts which the Company reasonably believes could form the basis of a material Environmental Claim against the Company or any of its subsidiaries; all material costs the Company reasonably expects it and any of its subsidiaries to incur to comply with Environmental Laws during the next three years; all material costs the Company and any of its subsidiaries expect to incur for ongoing, and reasonably anticipated, investigation and remediation of Hazardous Materials (including, without limitation, any payments to resolve any threatened or asserted Environmental Claim for investigation and remediation costs); and any other material matter affecting the Company or any of its subsidiaries relating to any Environmental Law.

               (iii) For purposes of this Agreement, the terms below shall have the following meanings:

               "Environmental Claim" means any claim, demand, action, suit, complaint, proceeding, directive, investigation, lien, demand letter, or notice (written or oral) of non-compliance, violation, or liability, by any entity asserting liability or potential liability (including, without limitation, liability or potential liability for enforcement, investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damage, personal injury, fines or penalties) arising out of, relating to, based on or resulting from (a) the presence, discharge, emission, release or threatened release of any Hazardous Materials at any location, (b) circumstances forming the basis of any violation or alleged violation of any Environmental Laws or Environmental Permits, or (c) otherwise relating to obligations or liabilities under any Environmental Law.

               "Environmental Laws" means all Canadian or United States federal, state, provincial, and local statutes, rules, regulations, ordinances, orders, decrees and common law, and any requirement of any other governmental authority having the force of law, relating in any manner to pollution or protection of human health, or of the environment (including, without limitation, indoor air, ambient air, surface water, groundwater, land surface, subsurface strata, or plant or animal species).

               "Environmental Permits" means all permits, licenses, registrations, exemptions and other filings with or authorizations by any governmental authority under any Environmental Law.

               "Hazardous Materials" means all hazardous or toxic substances, wastes, materials or chemicals, petroleum (including crude oil or any fraction thereof), petroleum products, asbestos, asbestos-containing materials, pollutants, contaminants, radioactivity, and all other materials and forces, whether or not defined as any of the foregoing, that are regulated pursuant to any Environmental Laws or that could result in liability under any Environmental Laws.

        2.17 AGREEMENTS, CONTRACTS AND COMMITMENTS. Except as set forth in the Company Schedules, neither the Company nor any of its subsidiaries is a party to or is bound by:

               (i) any employment or consulting agreement, contract or commitment with any officer or director level employee or member of the Company's Board of Directors, other than those that are terminable by the Company or any of its subsidiaries on no more than thirty days notice without liability or financial obligation, except to the extent general principles of wrongful termination law may limit the Company's or any of its subsidiaries' ability to terminate employees at will;

               (ii) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan, stock purchase plan or restricted stock purchase agreement, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

               (iii) any agreement of indemnification or guaranty not entered into in the ordinary course of business other than indemnification agreements between the Company or any of its subsidiaries and any of its officers or directors;

               (iv) any agreement, contract or commitment containing any covenant limiting the freedom of the Company or any of its subsidiaries to engage in any line of business or compete with any person or granting any exclusive distribution rights;

               (v) any agreement, contract or commitment currently in force relating to the disposition or acquisition of assets not in the ordinary course of business or any ownership interest in any corporation, partnership, joint venture or other business enterprise; or

               (vi) any material joint marketing or development agreement.

        Neither the Company nor any of its subsidiaries, nor to the Company's knowledge any other party to a Company Contract (as defined below), has breached, violated or defaulted under, or received notice that it has breached violated or defaulted under, any of the material terms or conditions of any of the agreements, contracts or commitments to which the Company or any of its subsidiaries is a party or by which it is bound of the type described in clauses
(i) through (vi) above (any such agreement, contract or commitment, as well as any agreement, contract or commitment that is an exhibit to any Company Report, a "COMPANY CONTRACT") in such a manner as would permit any other party to cancel or terminate any such Company Contract, or would permit any other party to seek damages, which would be reasonably likely to be material to the Company.

        2.18 CHANGE OF CONTROL PAYMENTS. The Company Schedules set forth each plan or agreement pursuant to which any amounts may become payable (whether currently or in the future) to current or former officers and directors of the Company as a result of or in connection with the Offer, and the nature and amount of any such obligation.

        2.19 BOARD APPROVAL. The Board of Directors of the Company has, as of the date of this Agreement (A) determined that this Agreement and the transactions contemplated hereby, including each of the Offer, are fair to and in the best interests of the stockholders, (B) approved and adopted this Agreement and the transactions contemplated hereby and (C) resolved to recommend that the stockholders of the Company accept the Offer.

        2.20 FAIRNESS OPINION. The Company's Board of Directors has received a written opinion from Banker to the effect that, in the context of the transactions contemplated hereby, the consideration to be received by the stockholders pursuant to the Offer is fair from a financial point of view.

        2.21 YEAR 2000 COMPLIANCE. All of the current versions of the Company?s products (including products currently under development) will record, store, process, calculate and present calendar dates falling on and after (and if applicable, spans of time including) January 1, 2000, and will calculate any information dependent on or relating to such dates in the same manner, and with the same functionality, data integrity and performance, as the products record, store, process, calculate and present calendar dates on or before December 31, 1999, or calculate any information dependent on or relating to such dates (collectively, "Year 2000 Compliant"). The Company's material internal computer and technology products and systems are Year 2000 Compliant, except for upgrades or replacements which may be made without disruption to the Company's operations and for which the cost to the Company is estimated to be less than $100,000 in aggregate.

               2.22 OFFER DOCUMENTS. None of the Directors' Circular, the
Schedule 14D-9, nor any of the information supplied by the Company for inclusion in the Offer Documents, shall, at the respective times that the Directors' Circular, the Schedule 14D-9, the Offer Documents or any amendments or supplements thereto are filed with the Canadian Securities Regulators or the SEC, as the case may be, or are first published, sent or given to stockholders, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Directors' Circular and the Schedule 14D-9 will comply in all material respects as to form and substance with the requirements of Canadian Securities Laws, the Exchange Act and the rules and regulations thereunder, as the case may be.

                                  ARTICLE III

             REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

        Parent and Purchaser, jointly and severally, represent and warrant to the Company that:

        3.1 ORGANIZATION AND QUALIFICATION. Each of Parent and Purchaser is a corporation duly organized validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted.

        3.2 CORPORATE POWER, AUTHORIZATION AND ENFORCEABILITY. Each of Parent and Purchaser has full corporate power and authority to enter into this Agreement and to perform its obligations hereunder and to consummate all the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Purchaser, the performance by each of Parent and Purchaser of their respective obligations hereunder and the consummation by Parent and Purchaser of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of each of Parent and Purchaser and no other corporate action on the part of Parent or Purchaser are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than the filing and recordation of appropriate Acquisition documents as required by [Canadian law]). This Agreement has been duly executed and delivered by each of Parent and Purchaser and is a legal, valid and binding obligation of each of Parent and Purchaser, enforceable against Parent and Purchaser in accordance with its terms.

        3.3 NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

              (a) Assuming satisfaction of all applicable requirements referred to in Section 3.3 (b) below, the execution and delivery of this Agreement by Parent and Purchaser, the compliance by Parent and Purchaser with the provisions hereof and the consummation by Parent and Purchaser of the transactions contemplated hereby will not conflict with or violate (i) any statute, law, ordinance, rule, regulation, order, writ, judgment, award, injunction, decree or ruling applicable to Parent or Purchaser or any of their properties, other than such conflicts or violations which individually or in the aggregate do not and will not have a material adverse effect on the business, properties, assets, results of operations or financial condition of Parent and Purchaser, taken as a whole, or (ii) conflict with or violate the Certificate of Incorporation or Bylaws of Parent or Purchaser.

               (b) Other than in connection with or in compliance with the provisions of Canadian Securities Laws, the Delaware General Corporation Law ("DGCL"), the Exchange Act, the "takeover" or "blue sky" laws of various states, the Competition Act, the Investment Canada Act and the HSR Act, (i) neither Parent nor Purchaser is required to submit any notice, report, registration, declaration or other filing with any Governmental Entity in connection with the execution or delivery of this Agreement by Parent and Purchaser or the performance by Parent and Purchaser of their obligations hereunder or the consummation by Parent and Purchaser of the transactions contemplated by this Agreement and (ii) no waiver, consent, approval, order or authorization of any Governmental Entity is required to be obtained by Parent or Purchaser in connection with the execution or delivery of this Agreement by Parent and Purchaser or the performance by Parent and Purchaser of their obligations hereunder or the consummation by Parent and Purchaser of the transactions contemplated by this Agreement.


        3.4 OFFER DOCUMENTS. None of the Offer Documents, nor any of the information supplied by Parent and Purchaser for inclusion in the Directors' Circular and the Schedule 14D-9, shall at the respective times the Directors' Circular and the Schedule 14D-1 or the Offer Documents or any amendments or supplements thereto are filed with the Canadian Securities Regulators or the SEC, as the case may be, or are first published, sent or given to stockholders or upon the expiration of the Offer, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein in the light of the circumstances under which they were made not misleading (except for information supplied by the Company for inclusion in the Directors' Circular, the Schedule 14D-1 and the Offer Documents, as to which Parent and Purchaser make no representation).

        3.5 AVAILABLE FUNDS. Parent has or has available to it, and will make available to Purchaser, all funds necessary to satisfy all of Parent's and Purchaser's obligations under this Agreement and in connection with the transaction contemplated hereby, including, without limitation, the obligation to purchase all outstanding Shares pursuant to the Offer and to pay all related fees and expenses in connection with the Offer.

        3.6 AGREEMENTS CONTRACTS AND COMMITMENTS. Neither the Parent nor the Purchaser is party to any agreement, contract or commitment that would be breached or violated by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereunder or would be reasonably expected to cause any third party to seek injunctive relief with respect to the transactions contemplated hereunder.

                                   ARTICLE IV

                                    COVENANTS

        4.1 CONDUCT OF BUSINESS BY THE COMPANY. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the time Purchaser takes up and pays for the Shares (the "EFFECTIVE TIME"), the Company (which for the purposes of this Article 4 shall include the Company and each of its subsidiaries) agrees, except to the extent that Parent shall otherwise consent in writing, to carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations, to pay its debts and taxes when due subject to good faith disputes over such debts or taxes, to pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has business dealings. In addition, the Company will promptly notify Parent of any breach of its representations, warranties or covenants under this Agreement.

        In addition, except as permitted by the terms of this Agreement (other than as provided in Article 4.1 of the Company Schedules), without the prior written consent of Parent, the Company shall not do any of the following, and shall not permit any of its subsidiaries to do any of the following:

               (i) Waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant or director stock plans or authorize cash payments in exchange for any options granted under any of such plans;

               (ii) Grant any severance or termination pay to any officer or employee except payments in amounts consistent with policies and past practices or pursuant to written agreements outstanding, or policies existing, on the date hereof and as previously disclosed in writing to the other, or adopt any new severance plan;

               (iii) Transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any rights to the Company's intellectual property or other proprietary rights, or enter into grants to future patent rights, other than in the ordinary course of business, consistent with past practice;

               (iv) Buy any Intellectual Property of a third party or enter into any license agreement with respect to the Intellectual Property of any third party for an acquisition or license, the price for which exceeds $50,000 individually or in the aggregate, other than "shrink wrap", "click wrap"; and similar widely available commercial end-user licenses;

               (v) Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock.

               (vi) Repurchase or otherwise acquire, directly or indirectly, any shares of capital stock except pursuant to rights of repurchase of any such shares under any employee, consultant or director stock plan existing on the date hereof.

               (vii) Issue, deliver, sell, authorize or propose the issuance, delivery or sale of, any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than (i) the issuance of Shares, pursuant to the exercise of stock options therefor outstanding as of the date of this Agreement, and (ii) Shares issuable pursuant to the Employee Share Purchase Plan;

               (viii) Cause, permit or propose any amendments to any charter document or Bylaw (or similar governing instruments of any subsidiaries);

               (ix) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a material portion of the assets of, or by any other manner, any business or any corporation, partnership interest, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of the Company, or enter into any joint ventures, strategic partnerships or alliances;

               (x) Sell, lease, license, encumber or otherwise dispose of any properties or assets which are material, individually or in the aggregate, to the business of the Company, except in the ordinary course of business consistent with past practice;

               (xi) Incur any indebtedness for borrowed money (other than ordinary course trade payables or pursuant to existing credit facilities in the ordinary course of business) or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire debt securities, or guarantee any debt securities of others;

               (xii) Adopt or amend any employee benefit or employee stock purchase or employee option plan, or enter into any employment contract, pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates of its officers or employees other than in the ordinary course of business, consistent with past practice, or change in any material respect any management policies or procedures;

               (xiii) Pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business;

               (xiv) Make any grant of exclusive rights to any third party;
or

               (xv) Except in the ordinary course of business, modify, amend or terminate any material contract or agreement involving payments of $50,000 or more to which the Company or any subsidiary thereof is a party or waive, release or assign any material rights or claims thereunder;

               (xvi) Materially revalue any of its assets or, except as required by GAAP, make any change in accounting methods, principles or practices;

               (xvii) Make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes in an amount in excess of $50,000 in the aggregate;

               (xviii) Commence any litigation or settle any litigation for an amount in excess of the greater of $50,000 in the aggregate or the amount reserved in respect thereof in the Company Balance Sheet, as set forth in
Section 4.1 of the Company Schedules;

               (xix) Agree in writing or otherwise to take any of the actions described in (i) through (xviii) above.


        4.2 ACCESS TO INFORMATION; CONFIDENTIALITY.

               (a) Subject to and in accordance with the terms and conditions of that certain letter dated February 9, 1999 between Parent and the Company (the "CONFIDENTIALITY AGREEMENT"), from the date of this Agreement to the Effective Time, the Company shall, and shall cause its subsidiaries, officers, directors, employees and agents to, afford the officers, employees and agents of Parent, Purchaser and their affiliates and the attorneys, accountants, banks, other financial institutions and investment banks working with Parent or Purchaser, and their respective officers, employees and agents, reasonable access at all reasonable times and on reasonable prior notice to its officers, employees, agents, properties, books, records and contracts, and shall furnish Parent, Purchaser and their affiliates and the attorneys, banks, other financial institutions and investment banks working with Parent or Purchaser, all financial, operating and other data and information as they reasonably request.

               (b) Subject to the requirements of law, Parent and Purchaser shall, and shall require their officers, employees and agents, and the attorneys, banks, other financial institutions and investment banks who obtain such information to, hold all information obtained pursuant to this Agreement or the Confidentiality Agreement in accordance with the terms and conditions of the Confidentiality Agreement.

               (c) No investigation pursuant to this Section 4.2 shall affect any representations or warranties of the parties herein or the conditions to the obligations of the parties hereto.

        4.3 NO SOLICITATION; BREAK-UP FEE.

               (a) From and after the date of this Agreement until the earlier of the Effective Time or termination of this Agreement pursuant to its terms, the Company and its subsidiaries shall not, and will instruct their respective directors, officers, employees, representatives, investment bankers, agents and affiliates not to, directly or indirectly, (i) solicit or encourage submission of, any proposals or offers by any person, entity or group (other than Parent and its affiliates, agents and representatives), or (ii) participate in any discussions or negotiations with, or disclose any non-public information concerning the Company or any of its subsidiaries to, or afford any access to the properties, books or records of the Company or any of its subsidiaries to, or otherwise assist or facilitate, or enter into any agreement or understanding with, any person, entity or group (other than Parent and its affiliates, agents and representatives), in connection with any Acquisition Proposal with respect to the Company. For the purposes of this Agreement, an "ACQUISITION PROPOSAL" with respect to an entity means any proposal or offer relating to (i) any merger, consolidation, sale of substantial assets, plan or arrangement, reorganization, consolidation, business combination, recapitalization, liquidation, dissolution or similar transactions involving the entity or any subsidiaries of the entity (other than sales of assets or inventory in the ordinary course of business or as permitted under the terms of this Agreement),
(ii) sale of outstanding shares of capital stock of the entity (including without limitation by way of a tender offer or an exchange offer), (iii) the acquisition by any person of beneficial ownership or a right to acquire beneficial ownership of, or the formation of any "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) which beneficially owns, or has the right to acquire beneficial ownership of, 10% or more of the then outstanding shares of capital stock of the entity; or
(iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing. The Company will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. The Company will (i) notify Parent as promptly as practicable if any inquiry or proposal is made or any information or access is requested in connection with an Acquisition Proposal or potential Acquisition Proposal and (ii) as promptly as practicable notify Parent of the terms and conditions of any such Acquisition Proposal. In addition, subject to the other provisions of this Section 4.3(a), from and after the date of this Agreement until the earlier of the Effective Time and termination of this Agreement pursuant to its terms, the Company and its subsidiaries will not, and will instruct their respective directors, officers, employees, representatives, investment bankers, agents and affiliates not to, directly or indirectly, make or authorize any public statement, recommendation or solicitation in support of any Acquisition Proposal made by any person, entity or group (other than Parent).

               (b) Notwithstanding the provisions of paragraph (a) above, prior to consummation of the Offer, the Company may, to the extent the Board of Directors of the Company determines, in good faith, after consultation with outside legal counsel, that the Board's fiduciary duties under applicable law require it to do so, participate in discussions or negotiations with, and, subject to the requirements of paragraph (c), below, furnish information to any person, entity or group after such person, entity or group has delivered to the Company in writing, an unsolicited bona fide Acquisition Proposal which the Board of Directors of the Company in its good faith reasonable judgment determines, after consultation with its independent financial advisors, would result in a transaction more favorable than the Offer to the stockholders of the Company from a financial point of view and for which financing, to the extent required, is then committed or which, in the good faith reasonable judgment of the Board of Directors of the Company (based upon the advice of independent financial advisors), is reasonably capable of being financed by such person, entity or group and which is likely to be consummated (a "SUPERIOR PROPOSAL"). In the event the Company receives a Superior Proposal, nothing contained in this Agreement (but subject to the terms hereof) will prevent the Board of Directors of the Company from recommending such Superior Proposal to the Company's stockholders, provided that (i) the Board determines, in good faith, after consultation with outside legal counsel, that such action is required by its fiduciary duties under applicable law; (ii) the Company shall not recommend to its stockholders a Superior Proposal until at least 48 hours after Parent's receipt of a copy of such Superior Proposal (or a description of the terms and conditions thereof, if not in writing), and (iii) the Company shall not recommend to its stockholders a Superior Proposal unless the Company shall have terminated this Agreement and paid the Break-up Fee pursuant to Section 5.1(d)(ii). Recommendation of a Superior Proposal in accordance with this
Section 4.3(b) shall not constitute a breach of this Agreement.

               (c) Notwithstanding anything to the contrary herein, the Company will not provide any non-public information to a third party unless: (x) the Company provides such non-public information pursuant to a nondisclosure agreement with terms regarding the protection of confidential information at least as restrictive as such terms in the Confidentiality Agreement; and (y) such non-public information has been previously delivered to Parent.

               (d) Nothing contained in this Section 4.3 shall prohibit the Company from at any time taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's stockholders if, in the good faith judgment of the Company Board, after consultation with outside counsel, failure so to disclose would constitute a breach of its fiduciary duties to the Company's stockholders under applicable law; provided, however, that neither the Company nor its Board of Directors nor any committee thereof shall, except as permitted by Section 4.3(b), withdraw or modify, or propose to withdraw or modify, its position with respect to the Acquisition or this Agreement or approve or recommend, or propose to approve or recommend, an Acquisition Proposal; provided, further, that the taking of a position by the Company pursuant to Rule 14e-2(a)(2) or (3) of the Exchange Act in respect of an Acquisition Proposal shall not be deemed a withdrawal, a modification or a proposal to withdraw or modify its position with respect to the Acquisition for purposes hereof.

        4.4 PUBLIC ANNOUNCEMENTS. Parent and Purchaser on the one hand and the Company on the other hand will consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Acquisition or the other transactions contemplated hereby, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law. This Section 4.4 shall supersede any conflicting provisions in the Confidentiality Agreement.

        4.5 NOTIFICATION OF CERTAIN MATTERS.

               (a) The Company shall give prompt notice (which notice shall state that it is delivered pursuant to Section 4.5(a) of this Agreement) in writing to Parent, and Parent and Purchaser shall give prompt notice in writing to the Company, of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement through the Effective Time and (ii) any failure of the Company, Parent or Purchaser, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy in all material respects any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, no such notification shall affect the representations or warranties of the parties or the conditions to the obligations of the parties hereunder.

               (b) The Company shall give prompt notice in writing (which notice shall state that it is delivered pursuant to Section 5.6(b) of this Agreement) to Parent of (i) any act, omission to act, event or occurrence which, with the passage of time or otherwise, would likely have a Material Adverse Effect on the Company and (ii) any material contingent liability of the Company or any of its subsidiaries for which such party reasonably believes it will, with the passage of time or otherwise, become liable; provided, however, that no such notification shall affect the representations or warranties of the parties or the conditions to the obligations of the parties hereunder.

        4.6 ACTIONS BY COMPANY. Subject to the terms and conditions hereof, the Company shall, and shall cause its subsidiaries to, cooperate with Parent and Purchaser and take all such actions as may be reasonably requested by Parent and Purchaser to accomplish the Acquisition.

        4.7 OFFICERS' AND DIRECTORS' INDEMNIFICATION; INSURANCE.

               (a) Parent agrees that from and after the Effective Time all rights to indemnification or exculpation now existing in favor of the officers and directors of the Company (collectively, the "Indemnified Parties") as provided in its Certificate of Incorporation, Bylaws or the CBCA, shall survive the Offer and shall continue in full force and effect for a period of six years from the Effective Time.

               (b) On or prior to the Effective Time, Parent shall cause the Company to obtain six years "tail" coverage under the Company's existing directors' and officers' liability insurance covering the Indemnified Parties who are currently covered by such insurance, on terms and conditions no less favorable to such directors and officers than those in effect on the date hereof, provided that in no event shall Parent or the Company be required to expend for such tail coverage more than 150% of the current year's annual premium, net of premium credits available.

        4.8 ADDITIONAL AGREEMENTS.

               (a) Subject to the terms and conditions hereof, each of the parties to this Agreement agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to cooperate with each other in connection with the foregoing.

               (b) Subject to the terms and conditions hereof, each of the parties to this Agreement agrees to use (i) all reasonable efforts to obtain all necessary waivers, consents and approvals from other parties to loan agreements, leases, licenses and other contracts, and (ii) all reasonable efforts to obtain all necessary consents, approvals and authorizations as required to be obtained under any Canadian federal, provincial or local laws, any U.S. federal, state or foreign law or regulations, including, but not limited to, those required under the Competition Act, the Investment Canada Act and the HSR Act, to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby, to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, to effect all necessary registrations and filings, including, but not limited to, filings under the Competition Act, the Investment Canada Act, HSR Act and submissions of information requested by Governmental Entities, and to fulfill all conditions to this Agreement.

        4.9 OTHER ACTIONS BY THE COMPANY. If any "fair price," "moratorium," "control share acquisition," "shareholder protection" or other form of anti-takeover statute, regulation or charter provision or contract is or shall become applicable to the Offer or the transactions contemplated hereby, the Company and the Board of Directors of the Company shall grant such approvals and take such actions as are necessary under such laws and provisions so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute, regulation, provision or contract on the transactions contemplated hereby.

        4.10 COMPANY OPTIONS.

               (a) Immediately upon expiration of the Offer and acceptance of the Shares for payment, either (i) the Company will terminate the Option Plan and other outstanding options after giving all optionees the required notice of termination and permitting them to exercise all options, vested and unvested, on a net excercise basis, or (ii) if requested by Parent, the Company will cancel each outstanding option, whether vested or unvested, in exchange for cash payments equal to the Offer Price minus the exercise price per share of such option, multiplied by the number of shares subject to the Option, which cash payment shall be reduced by any applicable withholding taxes and be without interest.

               (b) Parent and Purchaser will cause the Company to terminate the Employee Share Purchase Plan (the "Purchase Plan") as of the date of the Subsequent Acquisition Transaction. At such time, each participant in the current offering period under the Purchase Plan will be paid an amount equal to Offer Price minus the purchase price of shares in the current offering period (Can. $4.00), multiplied by the number of shares that would have been purchased by them under the Purchase Plan if it had remained in effect through December 31, 1999. No offering period will be commenced under the Purchase Plan covering any period after 1999, whether or not the Subsequent Acquisition Transaction occurs after December 31, 1999.

        4.11 STOCKHOLDER LITIGATION. The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and its directors relating to any of the transactions contemplated by this Agreement until the purchase of Company Common Stock pursuant to the Offer, and thereafter, shall give Parent the opportunity to direct the defense of such litigation and, if Parent so chooses to direct such litigation, Parent shall give the Company and its directors an opportunity to participate in such litigation; provided, however, that no settlement of such litigation shall be agreed to without Parent's consent; and provided further that no settlement requiring a payment by a director shall be agreed to without such director's consent.

                                    ARTICLE V

                        TERMINATION, AMENDMENT AND WAIVER

        5.1 TERMINATION. This Agreement may be terminated, at any time prior to the Effective Time, whether before or after approval by the stockholders of the
Company:

            (a) by mutual written agreement of the Boards of Directors of Parent and the Company;

            (b) by either Parent or the Company:

               (i)if the Offer shall be terminated or expire without any Shares having been purchased pursuant to the Offer; provided, however, that a party shall not be entitled to terminate this Agreement pursuant to this Section 5.1(b)(i) if it is in material breach of its representations and warranties, covenants or other obligations under this Agreement; or

               (ii) if any court of competent jurisdiction in Canada or the United States or other Canadian or United States governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Offer and such order, decree, ruling or other action shall have become final and nonappealable;

            (c) by Parent:

               (i)if the Board of Directors of the Company or any committee thereof shall have approved, or recommended that stockholders of the Company accept or approve, an Acquisition Proposal by a third party, or shall have resolved to do any of the foregoing;

               (ii) if the Board of Directors of the Company or any committee thereof shall have withdrawn or modified its approval of, or recommendation that the stockholders of the Company accept the Offer or shall have resolved to do any of the foregoing;

               (iii) if the Company shall have failed to include in the Directors' Circular and Schedule 14D-9 the recommendation of the Board of Directors of the Company that the stockholders of the Company accept the Offer;

               (iv) prior to the purchase of Shares pursuant to the Offer, in the event that the conditions to the Offer set forth in clause (i) or (ii) of Annex I shall not be satisfied or if any of the events set forth in clause (iii) thereof shall have occurred; or

               (v)if the Company is in material breach of any of its covenants or obligations under this Agreement, or any representation or warranty of the Company contained in this Agreement shall have been incorrect, in any material respect, when made or shall have since ceased to be true and correct in any material respect;

            (d) by the Company

               (i)if the Offer shall not have been commenced in accordance with
Section 1.1, or Parent or Purchaser shall have failed to take up and pay for validly tendered Shares in violation of the terms of the Offer within ten days after the expiration of the Offer; provided, however, that the Company shall not be entitled to terminate this Agreement pursuant to this Section 5.1(d)(i) if it is in material breach of its representations and warranties, covenants or other obligations under this Agreement;

               (ii) if the Board of Directors of the Company has resolved to, and in fact does, recommend to the Company's Stockholders that they accept a Superior Proposal, provided that all the provisions of Section 4.3 have been fully complied with, and provided further that the Company shall have paid to Parent the entire Break-up Fee as provided in Section 5.3 (b); or

               (iii) prior to the purchase of Shares pursuant to the Offer, if Parent or Purchaser is in material breach of any of its covenants or obligations under this Agreement, or any representation or warranty of Parent or Purchaser contained in this Agreement shall have been incorrect, in any material respect, when made or shall have since ceased to be true and correct in any material respect.

        5.2 PROCEDURE AND EFFECT OF TERMINATION.

            (a) In the event of the termination of this Agreement by the Company or Parent or both of them pursuant to Section 5.1, the terminating party shall provide written notice of such termination to the other party and this Agreement shall forthwith become void and there shall be no liability on the part of Parent, Purchaser or the Company, except as set forth in this Section 5.2 and in Sections 4.2(b) and 5.3, The foregoing shall not relieve any party for liability for damages actually incurred as a result of any breach of this Agreement. Sections 4.2(b), 5.2, 5.3 and Article VI shall survive the termination of this Agreement.

        5.3 FEES AND EXPENSES.

            (a) Except as otherwise provided in this Agreement and whether or not the transactions contemplated by the Offer and this Agreement are consummated, all costs and expenses incurred in connection with the transactions contemplated by the Offer and this Agreement shall be paid by the party incurring such expenses.

            (b) The Company shall pay to Parent, in same day funds, upon demand, a fee of $2,500,000 (the "BREAK-UP FEE"), if any of the following shall occur:

               (i)if the Board of Directors of the Company or any committee thereof shall have approved, or recommended that stockholders of the Company accept or approve, an Acquisition Proposal by a third party, or shall have resolved to do any of the foregoing;

               (ii) if the Board of Directors of the Company or any committee thereof shall have withdrawn or modified its approval of, or recommendation that the stockholders of the Company accept or approve (as the case may be), the Offer or shall have resolved to do any of the foregoing; or

               (iii) if the Company shall have failed to include in the Directors' Circular and the Schedule 14D-9 the recommendation of the Board of Directors of the Company that the stockholders of the Company accept the Offer.

            (c) The Break-up Fee shall not be deemed to be liquidated damages, and the right to the payment of the Break-up Fee shall be in addition to (and not a maximum payment in respect of) any other damages or remedies at law or in equity to which Parent or Purchaser may be entitled as a result of the Company's violation or breach of any term or provision of this Agreement.

        5.4 AMENDMENT. This Agreement may be amended by each of the parties by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that (i) such amendment shall be in writing signed by all of the parties, and (ii) any such waiver, amendment or supplement by the Company shall be effective as against the Company only if approved by a majority of the Continuing Directors.

        5.5 WAIVER. At any time prior to the Effective Time, any party hereto, by action taken by its Board of Directors, may (i) extend the time for the performance of any of the obligations or other acts of any other party hereto or
(ii) subject to the provisions of Section 5.4, waive compliance with any of the agreements of any other party or with any conditions to its own obligations. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party by a duly authorized officer of such party. Notwithstanding the above, any waiver given shall not apply to any subsequent failure of compliance with agreements of the other party or conditions to its own obligations.

                                   ARTICLE VI

                                  MISCELLANEOUS

        6.1 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

        6.2 NOTICES. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given, or made as of the date delivered if sent via telecopier or delivered personally (including, without limitation, delivery by commercial carrier warranting next-day delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by similar notice, except that notices of changes of address shall be effective upon receipt):

               (a) If to Parent or Purchaser:

                             NetManage, Inc.
                             10725 N. DeAnza Blvd.
                             Cupertino, CA 95014
                             Attn.: Gary Anderson, Chief Financial Officer

                   With copies to:

                             Wilson Sonsini Goodrich & Rosati
                             Professional Corporation
                             650 Page Mill Road
                             Palo Alto, California 94304
                             Attention:     Michael J. Danaher, Esq.
                             Telecopier No.: (650) 493-6811

                   and to:

                             Ogilvy, Renault
                             Suite 1600
                             45 O'Connor Street
                             Ottawa, Ontario K1P 1A4
                             Canada

                             Attention:     Andrew A. Foti, Esq.
                             Telecopier No.: (613) 230-5459

                   and to:

                             NetManage Bid Co.
                             10725 N. DeAnza Blvd.
                             Cupertino, CA 95014
                             Attn.: Gary Anderson, Chief Financial Officer

               (b) If to the Company:

                             Simware Inc.
                             2 Gurdwara Road
                             Ottawa, Ont. K2E 1A2
                             Canada
                             Attn:  Michael Peckham, Chief Financial Officer

                   With copies to:

                             Fraser Milner
                             180 Elgin Street
                             Ottawa, Ontario K2P 2K7
                             Canada
                             Attention:     Thomas A. Houston, Esq.
                             Telecopier No.: (613) 783-9690

                   and to:

                             Fulbright & Jaworski L.L.P.
                             666 Fifth Avenue
                             New York, NY  10103
                             Attention:     Richard H. Gilden, Esq.
                             Telecopier No.: (212) 752-5958

        6.3 ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES; NO ASSIGNMENT. This Agreement, Annex I, the documents delivered pursuant hereto or in connection herewith, and the Confidentiality Agreement (i) constitute the entire agreement and supersede all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, (ii) are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder (except as expressly set forth in Section 4.7 with respect to present officers and directors of the Company), and
(iii) may not be assigned, except that Parent or Purchaser may assign their rights hereunder in whole or in part to one or more direct or indirect subsidiaries or affiliates of Parent which, in written instruments reasonably satisfactory to the Company, shall agree to make all representations and warranties of Purchaser set forth herein and shall agree to assume all of such party's obligations hereunder and be bound by all of the terms and conditions of this Agreement; provided, however, that no such assignment shall relieve the assignor of its obligations hereunder.

        6.4 INTERPRETATION; KNOWLEDGE.

               (i) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. The words "INCLUDE," "INCLUDES" and "INCLUDING" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

When reference is made herein to "THE BUSINESS OF" an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.

               (ii) For purposes of this Agreement, the term "KNOWLEDGE" means, with respect to any matter in question, that any of the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer or Controller (or principal accounting officer if different from the foregoing) of the parties, as the case may be, have actual knowledge of such matter.

               (iii) All references in this Agreement to "dollars" or "$" shall refer to United States Dollars unless otherwise indicated.

        6.5 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

        6.6 OTHER REMEDIES; SPECIFIC PERFORMANCE. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

        6.7 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof; provided that issues involving the corporate governance of any of the parties hereto shall be governed by their respective jurisdictions of incorporation. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any state or federal court within the Northern District of California, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, other than issues involving the corporate governance of any of the parties hereto, agrees that process may be served upon them in any manner authorized by the laws of the State of California for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

        6.8 RULES OF CONSTRUCTION. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

        6.9 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

                                      *****

        IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                         NETMANAGE, INC.

                                         By:
                                             ---------------------------------
                                             Zvi Alon, Chief Executive Officer

                                         NETMANAGE BID CO.

                                         By:
                                             ---------------------------------
                                             Zvi Alon, Chief Executive Officer

                                         SIMWARE INC.

                                         By:
                                             ---------------------------------
                                             Glen Brownlee, President and
                                             Chief Executive Officer



               *****SIGNATURE PAGE -- ACQUISITION AGREEMENT *****

                                     ANNEX I

                             CONDITIONS OF THE OFFER

        The term "AGREEMENT" as used in this Annex I shall mean the Acquisition Agreement to which this Annex I is attached, and all capitalized terms used in this Annex I and not defined in this Annex I shall have the respective meanings set forth in the Agreement.

        Notwithstanding any other provision of the Offer, and in addition to (and not in limitation of) Purchaser's rights to extend and amend the Offer at any time in accordance with the terms of the Agreement, Purchaser shall not be required to accept for payment, purchase or pay for and Purchaser may elect to terminate or amend the Offer and to postpone the acceptance of, and payment for, subject to compliance with Canadian Securities Laws and Rule 14e-1(c) under the Exchange Act (whether or not any Shares have theretofore been accepted for payment or paid for pursuant to the Offer), any Shares tendered pursuant to the Offer if:

               (i) any waiting period (and any extension thereof) under the Competition Act and Investment Canada Act applicable to the purchase of Shares pursuant to the Offer shall not have expired or been terminated;

               (ii) the Minimum Condition is not satisfied; or

               (iii) at any time on or after the date of the Agreement, any of the following events shall have occurred:

                     (A) there shall have been any action taken or threatened, or any statute, rule, regulation, judgment, temporary restraining order, preliminary or permanent injunction or other order, decree or ruling proposed, sought, promulgated, enacted, entered, enforced or deemed applicable to the Offer by any Governmental Entity or arbitration panel that could reasonably be expected to, directly or indirectly, (1) make the acceptance for payment or the payment for, or the purchase of some or all of the Shares pursuant to the Offer illegal or otherwise delay, restrict or prohibit consummation of the Offer, (2) result in a delay in or restrict the ability of Purchaser, or render Purchaser unable, to accept for payment, pay for or purchase some or all of the Shares,
(3) require the divestiture by Parent, Purchaser, the Company or any of their respective subsidiaries or affiliates of all or any portion of the business, assets or property of any of them or any Shares or impose any material limitation on the ability of any of them to conduct their business and own such assets, properties or Shares, (4) impose any material limitation on the ability of Parent, Purchaser or their affiliates to acquire or hold or to exercise effectively all rights of ownership of the Shares, including the right to vote any Shares purchased by any of them on all matters properly presented to the stockholders of the Company, (5) result in a material diminution in the benefits expected to be derived by Parent or Purchaser as a result of the transactions contemplated by the Offer or the Agreement, or (6) impose any material condition to the Offer or the Agreement unacceptable to Parent or Purchaser; or

                     (B) the Company shall have breached, or failed to comply with, in any material respect, any of its covenants or obligations under the Agreement or any representation or warranty of the Company in the Agreement shall have been incorrect, in any material respect, when made or shall have since ceased to be true and correct in any material respect; or

                     (C) the Board of Directors of the Company or any committee thereof shall have (1) withdrawn or modified (including without limitation, by amendment of the Directors' Circular or the Schedule 14D-9) in a manner adverse to Parent or Purchaser its approval or recommendation of the Offer, (2) approved or recommended any Acquisition Proposal by a third party other than the Offer,
(3) publicly resolved to do any of the foregoing, or (4) upon a request to reaffirm the Company's approval or recommendation of the Offer, the Board of Directors of the Company shall fail to do so within two business days after such request is made; or

                     (D) the Agreement shall have been terminated in accordance with its terms, or the Offer shall have been terminated with the consent of the Company; or

                     (E) there shall have occurred any Material Adverse Effect on the Company, or any event, fact or change which could reasonably be expected to result in a Material Adverse Effect on the Company.

        The foregoing conditions are for the sole benefit of Parent, Purchaser and their affiliates and may be asserted by Parent or Purchaser regardless of the circumstances giving rise to such condition, or may be waived by Parent or Purchaser in whole or in part at any time and from time to time in the sole discretion of Parent or Purchaser. The failure by Parent or Purchaser at any time, to exercise its rights with respect to the foregoing conditions shall not be deemed a waiver of any such condition, and each condition shall be deemed an ongoing condition with respect to which Parent or Purchaser may assert its rights at any time and from time to time.

                                COMPANY SCHEDULES


SCHEDULE 2.5 SECURITIES FILINGS; THE COMPANY FINANCIAL STATEMENTS

        1. Copies of pre-1997 securities filings have not been specifically provided to the Parent. Copies are available upon request.

SCHEDULE 2.7 TAXES

(ii)    Tax Returns and Audits

        A Revenue Canada audit for 1994 and 1995 has been completed. The Company is appealing the assessment but all amounts payable under the assessment have been recorded in the books of the Company. The Ministry of Finance (Ontario) has proposed adjustments based on its audit of 1994 and 1995 to parallel the Revenue Canada assessment. The Ministry of Finance (Ontario) has also informed the Company that it intends to conduct an audit for 1996 and 1997.

        There is an outstanding assessment by the Ministry of Finance (Ontario) in respect of Ontario Retail Sales Taxes involving approximately $144,000 (see Tab 17 of Disclosure Binders). The potential liability was paid from cash and fully expensed in 1997.

SCHEDULE 2.8 TITLE TO PROPERTIES; ABSENCE OF LIENS AND ENCUMBRANCES

(i)     List of real property owned by the Company.

        Nil.

        List of real property leases to which Company is a party, and each amendment thereto.

        (a) Lease agreement between 841037 Ontario Limited, as lessor, and Simware Inc., as lessee, signed on January 31, 1992, for the lease of premises located at 2 Gurdwara Road, Ottawa, Ontario, expiring on October 31, 2004.

        (b) Lease agreement between Guardian Assurance PLC, as lessor, and Simware Limited, as lessee, signed on June 23, 1997, for the lease of Suite

               C1 and C2, First Floor, South Wing, Centennial Court, Easthampstead Road, Bracknell, Berkshire, UK, expiring on June 23, 2002.

        (c) Lease agreement between Guardian Assurance PLC, as lessor, and Simware Limited, as lessee, for the lease of Suite C5, Centennial Court, First Floor South Wing, Easthampstead Road, Bracknell, Berkshire, UK expiring on November 29, 2003.

        (d) Lease agreement between Mechelen Pand N.V., as lessor, and Simware Ltd., as lessee, signed on May 28, 1999, for the lease of 2800 Mechelen, Generaal de Wittelaan, Intercity Business Park, Mechelen, Belgium, expiring on June 30, 2008, and with either party having the ability to terminate the lease at each of July 1, 2002 and July 1, 2005.

        (e) Lease agreement between HQ Global Workplaces, Inc., as lessor, and Simware Inc., as lessee, signed on August 11, 1999, for the lease of 945 Concord Street, Office #213, Framingham, Massachusetts, 01701, U.S.A., expiring on
               August 31, 2000.

        (f) Lease and service agreement between American Executive Centers, Inc., as lessor, and Simware Inc., as lessee, for the lease of 900 East Eighth Avenue, Suite 300, Office #55, King of Prussia, Pennsylvania, 19406, U.S.A., expiring on June 20, 2000.

(ii)    Liens

        (a)    General Security Agreement in favour of the Royal Bank of Canada.

        (b) Security interest in favour of Hewlett-Packard (Canada) Ltd. in respect of equipment and other.

        (c) Security interest in favour of AT&T Capital Canada, Ltd. in respect of equipment and other.

        (d) Security interest in favour of AT&T Capital Canada, Ltd. in respect of equipment and other.

        (e) Security interest in favour of MTC Leasing Inc. in respect of a projector, number 14459-47577.

2.9 INTELLECTUAL PROPERTY

(i) List of all Registered Intellectual Property owned by, or filed in the name of, the Company (the "Company Registered Intellectual Property").

REGISTERED TRADE-MARKS

* Due to administrative delays in indexing new correspondence and applications at the various trade-mark offices, the information available to us in compiling these tables may not include correspondence filed by third parties within the past 1-3 months, as such information may not be available for public inspection.

CANADA

TAB   TRADE-MARK                REG. NO.       REG. DATE           RENEWAL DUE
---   -------------------       --------       ---------           -----------
 1.   SIMPC                     377,480        Dec. 21, 1990       Dec. 21, 2005
 2.   SIM 3278                  377,762        Dec. 28, 1990       Dec. 28, 2005
 3.   SIMWARE                   377,879        Jan. 11, 1991       Jan. 11, 2006
 4.   SIM/DIALOUT               379,850        Feb. 15, 1991       Feb. 15, 2006
 5.   SIM ACCESS                379,866        Feb. 15, 1991       Feb. 15, 2006
 6.   SIM SESSION               379,867        Feb. 15, 1991       Feb. 15, 2006
 7.   SIMMAC                    392,407        Dec. 27, 1991       Dec. 27, 2006
 8.   MAC3270                   395,719        Mar. 13, 1992       Mar. 13, 2007
 9.   SPLITSECOND               402,858        Sept. 18, 1992      Sept. 18, 2007
10.   SIMPC MASTER              405,043        Nov. 20, 1992       Nov. 20, 2007
11.   SECOND LOOK               409,550        Mar. 12, 1993       Mar. 12, 2008
12.   A 2 B                     409,551        Mar. 12, 1993       Mar. 12, 2008
13.   SIMHLLAPI                 431,591        Aug. 5, 1994        Aug. 5, 2009
14.   REXXWARE                  439,282        Feb. 10, 1995       Feb. 10, 2010
15.   YOU CAN GET THERE         478,930        July 23, 1997       July 23, 2012
        FROM HERE
16.   SALVO CONNECT             488,885        Jan. 30, 1998       Jan. 30, 2013
17.   SALVO                     489,004        Feb. 2, 1998        Feb. 2, 2013
18.   SALVO VISTA               495,820        June 10, 1998       June 10, 2013
19.   SALVO IMPACT              506,382        Jan. 12, 1999       Jan. 12, 2014
20.   INFORMATION OBJECTS       510,550        April 8, 1999       April 8, 2014
21.   INFORMATION RULES         513,624        July 29, 1999       July 29, 2014

UNITED STATES OF AMERICA

TAB   TRADE-MARK               REG. NO.       REG. DATE           RENEWAL DUE
---   ----------               --------       ---------           -----------
22.   SIM 3278                 1,335,173      May 14, 1985        Renewal Due Date:  May 14, 2005
23.   SIMWARE                  1,435,322      April 7, 1987       Renewal Due Date:  April 7, 2007
24.   SIMMAC                   1,657,279      Sept. 17, 1991      Renewal Due Date:  Sept. 17, 2001
25.   SPLITSECOND              1,658,088      Sept. 24, 1991      Renewal Due Date:  Sept. 24, 2001
26.   A 2 B                    1,842,285      June 28, 1994       Section 8 Declaration due
                                                                  Due Date:  June 28, 2000;
                                                                  Renewal Due Date:  June 28, 2004
27.   SECOND LOOK              1,843,505      July 5, 1994        Section 8 Declaration due
                                                                  Due Date:  July 5, 2000;
                                                                  Renewal Due Date:  July 5, 2004
28.   REXXWARE                 2,010,636      Oct. 22, 1996       Section 8 Declaration due
                                                                  Due Date: Oct. 22, 2002;
                                                                  Renewal Due Date: Oct. 22, 2006
29.   SALVO                    2,272,564      August 24, 1999     Section 8 Declaration due
                                                                  Due Date:  Aug. 24, 2005;
                                                                  Renewal Due Date:  Aug. 24, 2009

FRANCE

TAB   TRADE-MARK               REG. NO.       REG. DATE           RENEWAL DUE
---   ----------               --------       ---------           -----------
30.   SIMWARE                  1,642,954      Nov. 21, 1990       Nov. 21, 2000
31.   REXXWARE                 94 528,044     July 7, 1994        July 7, 2004

GERMANY

TAB   TRADE-MARK               REG. NO.       REG. DATE           RENEWAL DUE
---   ----------               --------       ---------           -----------
32.   REXXWARE                 2 903 572      Mar. 23, 1995       July 8, 2004
33.   SALVO                    396 30         Oct. 22, 1996       July 31, 2006

UNITED KINGDOM

TAB   TRADE-MARK               REG. NO.       REG. DATE           RENEWAL DUE
---   ----------               --------       ---------           -----------
34.   REXXWARE                 1,577,620      Feb. 21, 1997       July 7, 2001
35.   SALVO                    2,104,674      July 9, 1996        July 9, 2006

EUROPE

TAB   TRADE-MARK               REG. NO.       REG. DATE           RENEWAL DUE
---   ----------               --------       ---------           -----------
36.   SALVO                    364,588        June 16, 1998       August 31, 2006

REGISTERED PATENTS

        1.     Title: "Method for High Speed Data Transfer"

               CANADIAN REGISTRATION:

                      Patent Number:               2019131
                      Date Granted and Issued:     October 29, 1996

               UNITED STATES REGISTRATION:

                      Patent Number:               5,086,402
                      Date Granted and Issued:     February 4, 1992

(ii) Other than the trade-mark Oppositions and Section 45 actions to which Simware Inc. is a party (as disclosed in the following tables), there are no other proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office ("PTO") or equivalent authority anywhere in the world) related to any Company Intellectual Property.

PROCEEDINGS INITIATED BY THE CORPORATION

I.      OPPOSITIONS BY SIMWARE INC.

        CANADA (ACTIVE)

      TRADE-MARK &                 SERIAL NO.              STATUS OF
TAB   APPLICANT                    & FILING DATE           OPPOSITION
---   ----------------             -------------           ----------
65.   OSIM & Design                855,156                 Rule 42 evidence due
      Originalsim Inc.             September 4, 1997       Applicants deadline:
                                                           October 19, 1999
66.   ORIGINALSIM                  847,228                 Rule 42 evidence due
      Originalsim Inc.             June 6, 1997            Applicants deadline:
                                                           October 19, 1999
67.   SIMEX                        848,389                 Rule 41 evidence due
      ANDREAS RU(beta)             June 18, 1997           Opponent's deadline:
                                                           November 28, 1999

II.     SECTION 45 PROCEEDINGS BY SIMWARE INC.

        CANADA

      TRADE-MARK &
TAB   OWNER                             REG. NO.           STATUS
----  -------------------               --------           ------
78.   PETRO SIM & Design                360,876            Registration expunged
      Petro Simulator Systems Inc.                         February 11, 1994
79.   INSITE                            407,462            Registration expunged
      Silcom Research Limited                              July 22, 1999

PROCEEDINGS INITIATED AGAINST THE CORPORATION

                Nil.

(v) Other than as disclosed below, searches of Simware Inc.'s records and of the records of the Canadian Intellectual Property Office, Trade-mark Branch, confirmed that Simware Inc. owns and has good exclusive title to each item of intellectual property, including all Company registered intellectual property listed on the aforementioned tables, free and clear of any lien or encumbrance and in particular, that Simware Inc. is the exclusive owner of all trade-marks used in connection with the operation and conduct of the business of the Company.

        1. The General Security Agreement in favour of the Royal Bank of Canada extends to intellectual property.

(viii) Third parties to which the Company has transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property that is or was Company Intellectual Property.

               Nil.

(ix) Material contracts, licenses and agreements to which the Company is a party:

        (i) With respect to Company Intellectual Property licensed or transferred to any third party.

               1. In the ordinary course of business, the Company licenses the use of its Intellectual Property to third parties.

        (ii) Pursuant to which a third party has licensed or transferred any Intellectual Property to the Company with a potential value or cost greater than $10,000.

               1. OEM Software License Agreement between RSA Data Security Inc. and Simware Inc., dated October 5, 1992.

               2. OEM Customer Agreement between Microdyne Corporation and Simware Inc., dated September 30, 1994.

               3. OEM License and Distribution Agreement between KLOS Technologies Inc. and Simware Inc., dated May 3, 1995.

               4. OEM License Agreement between The Wollongong Group Inc. and Simware Inc., dated June 30, 1994.

               5. VAR License Agreement between Visigenic Software, Inc. and Simware Inc., dated June 28, 1996.

               6. OEM Software License Agreement between Relay Technology Inc. and Simware Inc., dated May 31, 1996.

               7. Partner Subscription License between DartCom Incorporated and Simware Inc., dated March 12, 1997.

               8. Reseller Agreement between MetaInfo, Inc. and Simware Inc., dated June 30, 1998.

               9. License Agreement between Monotype Typography, Inc. and Simware Inc., dated August 8, 1994.

               10. OEM Software Program License Agreement between Mortice Kern Systems Inc. and Simware Inc., dated October 14, 1997.

               11. Software License Agreement between NeoLogic Systems, Inc. and Simware Inc.

               12. License Agreement between Alan Phillips and Simware Inc., dated February 6, 1997.

               13. License Agreement between Tom Sawyer Software Corporation and Simware Inc., dated April 23, 1999.

               Agreements pursuant to which the Company has licensed any Company Intellectual Property or products to any third party that differ in any material respect from its standard form.

               1. Nil, other than licenses to U.S. and Canadian Governments which are completed in accordance with their standard procurement practices.

(xi) Contracts, licenses and agreements between the Company and any third party whereby the Company has agreed to indemnify, warrant, hold blameless, etc. any misappropriation or infringement by the Company or third party of the Intellectual Property of any third party.

               1. The Company's standard license agreement contains intellectual property indemnification provisions.

(xiv) To the knowledge of the Company, infringement or misappropriation of Company Intellectual Property by a Person.

               Nil.

(xv)    Claims related to any product or service of the Company.

               Nil.

SCHEDULE 2.17 AGREEMENTS, CONTRACTS AND COMMITMENTS

(i) Letters of hire (and, in the case of Lew Shepherdson, his employment agreement) with the following individuals specify severance entitlements on termination of employment:

        1.     Allan Jones

        2.     Mike Peckham

        3.     Jim Rawlings

        4.     Corien Kershey (Greenwood)

        5.     Glen Brownlee

        6.     Ray Melvin

        7.     Yvon Martineau

        8.     Lew Shepherdson

        9.     Mark Kent

(ii) Any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan, stock purchase plan or restricted stock purchase agreement, any of which the benefits will be increased or accelerated with the occurrence of the transaction contemplated.

        1. Pursuant to the Employee Stock Option Plan, all options (vested or unvested) will accelerate.

        2. Pursuant to the Employee Share Purchase Plan, the Company intends to permit employees to purchase their full 1999 entitlement prior to closing.

(iii)   Agreement of indemnification or guaranty.

               Nil.

(iv) Agreement, contract or commitment containing a covenant limiting the Company's or its subsidiaries' freedom to carry on business or to compete with any person or to grant any exclusive distribution rights.

               Nil.

(v) Agreement, contract or commitment currently in force relating to disposition or acquisition of assets, etc.

               Nil.

(vi) Any material joint marketing or development agreement.

               - IBM Independent Software Vendor's Agreement dated September 29, 1998.

SCHEDULE 2.18 CHANGE OF CONTROL PAYMENTS

1.      Agreement dated February 23, 1998 between the Company and Glen M.
        Brownlee.

2.      Agreement dated March 25, 1998 between the Company and Juan Guillen.

3.      Agreement dated February 23, 1998 between the Company and Michael
        Peckham.